Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:
Timothy A. Bonang, Vice President, Investor Relations, or Carlynn Finn, Senior Manager, Investor Relations
(617) 796-8222

CommonWealth REIT Announces Proposed Public Offering

of 27,000,000 Common Shares

Newton, MA (February 25, 2013):  CommonWealth REIT (NYSE: CWH) today announced it has commenced a public offering of 27,000,000 common shares.  CWH expects that the underwriters will also be granted a 30-day option to purchase up to an additional 4,050,000 common shares.

CWH expects to use the proceeds of this offering to purchase up to $450 million of unsecured senior notes due between 2014 and 2016 in a tender offer CWH has also announced today.  The tender offer is conditioned upon this offering.  However, the completion of the tender offer is not a condition of the sale of the common shares being sold in this equity offering.  Proceeds from the sale of common shares not used to repurchase notes in the tender offer will be used to repay other debt and to fund general business purposes. This press release is not an offer to buy or solicitation of an offer to sell any of the notes subject to the tender offer; for more information about the tender offer, please see a separate press release regarding the tender offer and the documents referenced therein.

The joint book running managers for the common share offering are Citigroup, BofA Merrill Lynch, UBS Investment Bank and Morgan Stanley.  The joint lead managers are Jefferies and RBC Capital Markets.

This press release is neither an offer to sell nor a solicitation of an offer to buy CWH common shares, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.  The preliminary prospectus supplement relating to this offering and related prospectus are expected to be filed with the Securities and Exchange Commission (SEC) and copies can be obtained by contacting the offices of: Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (800) 831-9146; BofA Merrill Lynch, Attn: Prospectus Department, 222 Broadway, New York, NY 10038; email dg.prospectusrequests@baml.com; UBS Investment Bank, Attn: Prospectus Department, 299 Park Avenue, New York, NY 10171, telephone: (888) 827-7275; or Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, telephone (866) 718-1649, email: prospectus@morganstanley.com.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND OTHER SECURITIES LAWS.  THESE FORWARD LOOKING STATEMENTS ARE BASED UPON CWH’S PRESENT BELIEFS AND EXPECTATIONS, BUT THESE STATEMENTS ARE NOT GUARANTEED.  FOR EXAMPLE, ALTHOUGH THIS PRESS RELEASE REFERS TO AN OFFERING OF 27,000,000 COMMON SHARES, GREATER OR LESS THAN 27,000,000 COMMON SHARES MAY BE SOLD OR THIS OFFERING MAY BE WITHDRAWN.  INVESTORS SHOULD NOT PLACE UNDUE RELIANCE UPON ANY FORWARD LOOKING STATEMENT.

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